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                              EMPLOYMENT AGREEMENT
                            (CHIEF EXECUTIVE OFFICER)


     Agreement made as of this 1st day of November, 1998, by and among Jonathan
B. Bulkeley, of London, England ("Employee") and barnesandnoble.com llc (referred to herein, together with any successors, as the "Company"), a joint venture between and among Barnes & Noble, Inc. ("Barnes & Noble") and Bertelsmann AG ("Bertelsmann").

                                    PREAMBLE

     The Board of Managers of the Company recognizes Employee's potential contribution to the growth and success of the Company and desires to assure the Company of Employee's employment in an executive capacity as Chief Executive and to compensate him therefor. Employee wants to be employed by the Company and to commit himself to serve the Company on the terms herein provided.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties, the parties agree as follows:

     1. Definitions

     "Affiliate" shall mean with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used in respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "Benefits" shall mean all the fringe benefits approved by the Board from time to time and established by the Company for the benefit of employees generally and/or for key employees of the Company as a class, including, but not limited to, regular holidays, vacations, absences resulting from illness or accident, health insurance, disability and medical plans (including dental and prescription drug), group life insurance, and pension, profit-sharing and stock bonus plans or their equivalent.

     "Board" shall mean the Board of Managers of the Company, together with an executive committee thereof (if any), as the same shall be constituted from time to time.

     "Cause" for termination shall mean (i) Employee's final conviction of a felony impacting on the performance of his duties or involving a crime of moral turpitude, or (ii) acts of Employee which constitute willful fraud on the part of Employee in connection with his duties under this Agreement, including but not limited to misappropriation or embezzlement in the

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performance of duties as an employee of the Company, or willfully engaging in conduct materially injurious to the Company and in violation of the covenants contained in this Agreement.

     "Chairman" shall mean the individual designated by the Board from time to time as its chairman.

     "Change of Control" shall mean the occurrence of one or more of the following three events:

          (1) After the effective date of this Agreement, any Person other than an Affiliate of Barnes & Noble or Bertelsmann becomes a beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) directly or indirectly of securities representing 50% or more of the total number of votes that may be cast for the election of managers of the Company; or

          (2) Within two years after a merger, consolidation, liquidation or sale of assets involving the Company, or a contested election of a Company manager, or any combination of the foregoing, the individuals who were managers of the Company immediately prior thereto shall cease to constitute a majority of the Board; or

          (3) Within two years after a tender offer or exchange offer for voting securities of the Company, the individuals who were managers of the Company immediately prior thereto shall cease to constitute a majority of the Board.

     "Chief Executive Officer" shall mean the individual having responsibility to the Chairman for direction and management of the executive and operational affairs of the Company and who reports and is accountable only to the Chairman.

     "Company" shall mean barnesandnoble.com llc, a Delaware limited liability company, together with such subsidiaries of the Company as may from time to time exist.

     "Disability" shall mean a written determination by a physician mutually agreeable to the Company and Employee (or, in the event of Employee's total physical or mental disability, Employee's legal representative) that Employee is physically or mentally unable to perform his duties of Chief Executive Officer under this Agreement and that such disability can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve-(12)-month period. If in the written determination of such physician the physical or mental disability is reasonably permanent, such Disability shall be a "Permanent Disability."

     "Employee" shall mean Jonathan Bulkeley and, if the context requires, his heirs, personal representatives, and permitted successors and assigns.

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     "Person" shall mean any natural person, incorporated entity, limited or general partnership, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as Apersons@ in " 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934.

     "Territory" shall mean any state of the United States and any equivalent section or area of any country in which the Company has revenue-producing customers or activities.

     2. Position, Responsibilities, and Term of Employment.

     2.01 Position. Employee shall serve as Chief Executive Officer and in such additional management position(s) as the Board shall designate. In this capacity Employee shall, subject to the bylaws of the Company, and to the direction of the Board, serve the Company by performing such duties and carrying out such responsibilities as are normally related to the position of Chief Executive Officer in accordance with the standards of the industry. The Board shall vote that during the term of employment pursuant to this Agreement: (i) Employee be elected to and continued in the office of President of the Company and such of its subsidiaries as he may select (and such other office, if any, as shall be denominated that of the Chief Executive Officer of the Company or such subsidiary in the Company's or such subsidiary's Bylaws or other constituent instruments); and (ii) neither the Company nor any of its subsidiaries shall confer on any other officer or employee (other than the Chairman of the Board) authority, responsibility, powers or prerogatives superior or equal to the authority, responsibility, prerogatives and powers vested in Employee hereunder.

     2.02 Best Efforts Covenant. Employee will, to the best of his ability, devote his full professional and business time and best efforts to the performance of his duties for the Company and its subsidiaries and Affiliates.

     2.03 Exclusivity Covenant. During the Agreement's term, Employee agrees not to acquire, assume, or participate in, directly or indirectly, any position, investment, or interest in the Territory adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or take any action towards any of the foregoing. The provisions of this Section shall not prevent Employee from owning shares of any competitor of the Company so long as such shares (i) do not constitute more than 5% of the outstanding equity of such competitor, and
(ii) are regularly traded on a recognized exchange or listed for trading by NASDAQ in the over-the-counter market. Without limiting the generality of the foregoing, the Company acknowledges Employee's participation as a director of and shareholder in the firms listed on Schedule A and agrees that such participation will not violate this Section 2.03.

     2.04 Post-Employment Noncompetition Covenant. Except with the prior written consent of the Board, Employee shall not engage in activities in the Territory either on Employee's own behalf or that of any other business organization, which are in direct or indirect competition with the Company for a period of one
(1) year subsequent to Employee's voluntary

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withdrawal from employment with the Company (except for a termination pursuant to a Change of Control), or the Company's termination of Employee's employment for Cause. Employee and the Company expressly declare that the territorial and time limitations contained in this Section and the definition of ATerritory@ are entirely reasonable at this time and are properly and necessarily required for the adequate protection of the business and intellectual property of the Company. If such territorial or time limitations, or any portions thereof, are deemed to be unreasonable by a court of competent jurisdiction, whether due to passage of time, change of circumstances or otherwise, Employee and the Company agree to a reduction of said territorial and/or time limitations to such areas and/or periods of time as said court shall deem reasonable.

     2.05 Confidential Information. Employee recognizes and acknowledges that the Company's trade secrets and proprietary information and know-how, as they may exist from time to time (AConfidential Information@), are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of Employee's duties hereunder. Employee will not, during or after the term of his employment by the Company, in whole or in part, disclose such secrets, information or know-how to any Person for any reason or purpose whatsoever, nor shall Employee make use of any such property for his own purposes or for the benefit of any Person (except the Company) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, information and know-how which are then in the public domain (provided that Employee was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company's consent). Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. Employee agrees to hold as the Company's property all memoranda, books, papers, letters, customer lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company at any time, to deliver the same to the Company. Employee agrees that he will not use or disclose to other employees of the Company, during the term of this Agreement, confidential information belonging to his former employers, unless legally authorized to do so.

     Employee shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company. Employee shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

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     2.06 Records, Files. All records, files, drawings, documents, equipment and the like relating to the business of the Company which are prepared or used by Employee during the term of his employment under this Agreement shall be and shall remain the sole property of the Company.

     2.07 Equitable Relief. Employee acknowledges that his services to the Company are of a unique character which give them a special value to the Company. Employee further recognizes that violations by Employee of any one or more of the provisions of this Section 2 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violations may result in irreparable and continuing harm to the Company. Employee agrees that, therefore, in addition to any other remedy which the Company may have at law and equity, the Company shall be entitled to injunctive relief to restrain any violation, actual or threatened, by Employee of the provisions of this Agreement.

     3. Compensation.

     3.01 Minimal Annual Compensation. The Company shall pay to Employee for the services to be rendered hereunder a base salary at an annual rate of four hundred thousand dollars ($400,000) ("Minimum Annual Compensation"), calculated as of a commencement date ("Commencement Date") of January 4, 1999. There shall be an annual review for merit by the Board and an increase as deemed appropriate to reflect the value of services by Employee. At no time during the term of this Agreement shall Employee's annual base salary fall below Minimum Annual Compensation except in the event of a general reduction of the sort described in
Section 4.02(ii). In addition, if the Board increases Employee's Minimum Annual Compensation at any time during the term of this Agreement, such increased Minimum Annual Compensation shall become a floor below which Employee's compensation shall not fall at any future time during the term of this Agreement and shall become Minimum Annual Compensation.

     Employee's salary shall be payable in periodic installments, beginning on the payment date next succeeding January 4, 1999, in accordance with the Company's usual practice for similarly situated employees of the Company.

     3.02 Incentive Compensation. In addition to Minimum Annual Compensation, Employee shall be entitled to receive payments under the Company's incentive compensation and/or bonus program(s) (as in effect from time to time), if any, in such amounts as are determined by the Company to be appropriate for similarly situated employees of the Company. Any incentive compensation which is not deductible in the opinion of the Company's counsel, under sec. 162(m) of the Internal Revenue Code shall be deferred and paid, without interest, in the first year or years when and to the extent such payment may be deducted under sec. 162(m), but in any event no later than the first day of the tax year of the Company commencing after the Employee ceases employment with the Company, Employee's right to such payment being absolute, subject only to the provisions of Section 2.07.

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     3.03 Participating in Benefits. Employee shall be entitled to all Benefits for as long as such Benefits may remain in effect and/or any substitute or additional Benefits made available in the future to similarly situated employees of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such Benefits adopted by the Company. Benefits paid to Employee shall not be deemed to be in lieu of other compensation to Employee hereunder as described in this Section 3.

     3.04 Specific Benefits.

     During the term of this Agreement (and thereafter to the extent this Agreement shall require):

          (a) Employee shall be entitled to four (4) weeks of paid vacation time per year, to be taken at times mutually acceptable to the Company and Employee.

          (b) The Company shall provide accident and health insurance for Employee and his family with limits, extent of coverage and Employee contributions similar to those provided by Barnes & Noble.

          (c) The Company shall obtain at its expense (subject to Employee's insurability) a term insurance policy on the life of Employee, subject to the last sentence of this Section 3.04(c), in the face amount of $1,500,000 or such lesser amount as shall be purchasable pursuant to such last sentence. Employee shall have the exclusive right to designate the beneficiaries of such policy and change such beneficiaries from time to time. Such policy and the proceeds shall be the sole property of Employee and the Company shall not retain any benefit therein. The Company shall not be obligated to pay premiums for such insurance in excess of $15,000 per annum.

          (d) Employee shall be entitled to sick leave benefits during the employment period in accordance with the customary policies of the Company for its executive officers, but in no event less than one (1) month per year.

          (e) In addition to the vacation provided pursuant to Section 3.04(a) hereof, Employee shall be entitled to not less than ten (10) paid holidays (other than weekends) per year, generally on such days on which the New York Stock Exchange is closed to trading.

          (f) Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Company or the Board for the similarly situated employees of the Company) in performing services hereunder.

          (g) Employee shall be entitled to the following benefits to cover Employee's relocation from London to New York: (i) prompt reimbursement for all reasonable expenses incurred in the relocation of Employee and his family; (ii) prompt reimbursement for all reasonable travel and living costs for Employee and his family to search for suitable housing and to satisfactorily attend to personal affairs during the transition; (iii) prompt reimbursement for the cost to move Employee's household goods; (iv) temporary housing for a reasonable period of time; (v) reasonable reimbursement to cover incidental relocation costs; and (vi) the Company will repurchase, at Employee's

     Cost, those premises in the New York metropolitan area which Employee purchases as his principal residence in connection with his employment hereunder if and as Employee is terminated by the Company for reason other than Cause, dies or suffers a Permanent Disability (the "Termination Event"). The Company's obligation to repurchase, which will be at the option of Employee or, as appropriate, his personal representative, will expire upon the termination of this Agreement in accordance with its terms except in the case of termination by reason of a Termination Event, in which case Employee or his personal representatives may elect to accept the Company offer to repurchase by delivering notice to the Company within 60 days of the Termination Event. The Company's obligation shall be conditioned on (i) timely notice as aforesaid and (ii) the subsequent execution of a reasonably satisfactory purchase and sale agreement in customary form, negotiated in good faith and conveying the premises free and clear and in good condition, normal wear and tear excluded. Employee's "Cost" shall mean and include the initial purchase price, including transaction costs and brokerage commissions, plus out-of-pocket costs of capital improvements, but not including points or fees, if any, paid in connection with Employee's mortgage or other forms of financing. The Company will indemnify Employee for any tax consequences suffered by Employee because of the relocation benefits stated in subparagraphs (i) through (v).

          (h) Employee shall be eligible to participate during the employment period in Benefits not inconsistent or duplicative of those set forth in this Section 3.04 as the Company shall establish or maintain for its employees or executives generally.

     4. Termination.

     4.01 Termination by Company for Other than Cause. If during the term of this Agreement the Company terminates the employment of Employee and such termination is not for Cause, then the Company shall pay to Employee an amount equal to the monthly portion of Employee's Minimum Annual Compensation multiplied by twenty-four (24), plus the monthly cost to the Company of the continuation of Benefits at then current levels multiplied by twelve (12) (the "Severance Amount"). The Employee shall be under no duty to mitigate damages nor will the Severance Amount be diminished by earnings or income from other sources.

     The Company shall pay to Employee the Severance Amount, in one lump sum as soon as practicable, but in no event later than sixty (60) days after the date of such termination.

            4.02 Constructive Discharge. If (i) there is a material reduction or change of Employee's reporting relationship, job duties, responsibilities or requirements that is inconsistent with the position or positions listed in
Section 2.01 and the Employee's prior reporting relationship, duties, responsibilities or requirements; (ii) there is a reduction in Employee's salary then in effect, other than a reduction comparable to reductions generally applicable to similarly situated employees of the Company; (iii) there is a material reduction in Employee's Benefits, other than a reduction comparable to reductions generally applicable to similarly situated employees of the Company; (iv) the Company requires Employee to relocate to a facility or location more than 50 miles from the Company's current location; or
(v) the Company materially breaches this Agreement, Employee may at his option terminate his employment and such termination shall be considered to be a termination of Employee's employment by the Company for reasons other than Cause.

     4.03 Termination by the Company for Cause. The Company shall have the right to terminate the employment of Employee for Cause, provided that the Employee is given at least 30 days notice of the Company's position and the opportunity to cure the alleged deficiency. Effective as of the date that the employment of Employee terminates by reason of Cause, this Agreement, except for Sections 2.04 through 2.07, shall terminate and no further payments of the Compensation described in Section 3 (except for such remaining payments of Minimum Annual Compensation under Section 3.01 relating to periods during which Employee was employed by the Company, Benefits which are required by applicable law to be continued, and reimbursement of prior expenses under Section 3.04) shall be made.

     4.04 Change of Control. If any time during the term of this Agreement there is a Change of Control and Employee's employment is terminated for any reason other than Cause within the greater of one (1) year following the Change of Control or the remaining term of this Agreement, the Company shall pay to Employee an amount equal to the monthly portion of Employee's Minimum Annual Compensation multiplied by twenty (24). This amount shall be paid to Employee in one lump sum as soon as practicable, but in no event later than sixty (60) days, after the date that Employee's employment terminated. To the extent that Employee is not fully vested (i) in retirement Benefits from any pension, profit sharing or any other retirement plan or program (whether tax qualified or not) maintained by the Company, the Company shall pay directly to Employee the difference between the amounts which would have been paid to Employee had he been fully vested on the date that his employment terminated and the amounts actually paid or payable to Employee pursuant to such plans or programs; and
(ii) all Options shall vest as provided in Section 5.03.

     4.05 Termination on Account of Employee's Death. In the event of Employee's death during the term of this Agreement, this Agreement shall terminate and no further payments of the Compensation described in Section 3 shall be made (except that remaining payments of Minimum Annual Compensation under Section
3.01 relating to periods during which Employee was employed by the Company, Benefits or other payments which are required by applicable law or this Agreement to be continued, and reimbursement of prior expenses under Section
3.04 shall be made promptly, Benefits for this purpose including but not limited to proceeds of insurance described in Section 3.04(c).

     4.06 Termination on Account of Employee's Disability. If Employee ceases to perform services for the Company because he is suffering from a Disability, the Company shall continue to pay Employee disability benefits no less favorable than those paid to senior executives of Barnes & Noble, including but not limited to the proceeds of disability insurance.

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     5. Unit Options.

     5.01 Amount of Units. The Company hereby grants to Employee, subject to all of the terms and conditions of the Plan and this Agreement, options (AOptions@) to acquire a total of 1,200,000 Units (AUnits@) representing Membership Interests in the Company for $ l4.00 (fourteen dollars) per Unit.

     5.02 Vesting. The Options granted in Section 5.01 shall vest in five (5) annual increments, the first installment vesting on February 1, 1999 and the remaining four installments on the first through fourth anniversaries of February 1, 1999, all as set forth in the following vesting schedule:

                  February 1, 1999                 300,000
                  1st Anniversary                  225,000
                  2nd Anniversary                  225,000
                  3rd Anniversary                  225,000
                  4th Anniversary                  225,000

     5.03 Notwithstanding anything to the contrary contained in this Agreement, all Options to acquire Units shall irrevocably vest immediately prior to the consummation of a Change of Control and, if such event results in a successor firm, Employee shall receive, in lieu of the Units as so vested, the cash, stock and other securities or property in the successor firm to which he would have been entitled if he had exercised all his Units immediately prior to the Change or, at the Company's election, the Units shall be converted into an equivalent number of like securities, fully vested as aforesaid, preserving the post-tax economics of the Units, including the substantive terms thereof, in the manner and to the extent specified in Section 5.05 in the case of Company conversion to an association taxable as a corporation. The term of the Options shall be ten years from the date of grant. The Options shall not be transferable except by will or by reason of the laws of descent and distribution.

     5.04 Incentive Plan. The Units shall be subject to the provisions of the Company's Incentive Plan (the "Plan") as currently in force or, as the case may be, as subsequently adopted or ratified nunc pro tunc, provided that, to the extent the provisions of the Plan are inconsistent with, or materially diminish, the rights, powers and privileges of Employee under this Agreement, the latter shall control. The Units to be acquired upon exercise shall be economically equivalent to the other outstanding membership interests in the Company at the time of exercise. If there is more than one class of membership interests outstanding, the Membership Interests to be acquired upon exercise will be of the class that is at least equal in economic interest (but not necessarily voting interest) to the most valuable. Without limiting the foregoing, the owner of the Units to be acquired shall, upon exercise enjoy a capital account that will reflect Employee's right to share proportionately in the value of the Company as of the date of exercise.

     5.05 Conversion. If the Company shall convert into an association taxable as a corporation, regardless of the means of conversion (transfer of some or all of the assets, transfer of Units followed by a liquidation, election or otherwise), the economics of Employee's enjoyment of his Options shall be preserved, meaning, for example, that the Options shall be replaced by an equivalent number (in economic terms) of options to acquire shares of stock in the Company's successor on the same terms and conditions as provided for herein, without dilution or enlargement of Employee's rights and benefits, and the burden of any tax imposed on Employee by reason of the transaction shall be reimbursed to him as provided in Section 6. In such event, the parties agree to negotiate in good faith and execute whatever agreement(s) are reasonable to carry into effect and preserve the substance of this Agreement. If the transaction involves a Change of Control, Employee's rights respecting his Options shall be as stated in this Agreement, provided that, if the terms of the reorganization involving the Change of Control entail an election to convert Options to stock options in the acquiring entity, Employee's right to exercise that election shall be preserved, including the tax indemnification provided in this Section 5.05 and Section 6.

     6. Indemnification; Right to Sell; Adjustment.

     6.01 (a) Indemnification. If a federal, state, or local income tax (or any tax of a foreign jurisdiction) shall be assessed against Employee by a tax authority with respect to the grant, vesting or any event related to the Options other than the tax on exercise of the Option or sale of the underlying Units, the Company shall upon demand pay Employee a bonus in an aggregate amount equal to the sum of: (i) an amount which, when multiplied by the difference between Employee's Tax Rate (as hereinafter defined) for the year in which such amount shall be paid to Employee and l00%, shall equal the additional income tax owing; and (ii) an amount which when multiplied by the difference between Employee's Tax Rate for the year in which such amount shall be paid to Employee and l00% shall equal the interest and penalties, if any, payable by Employee with respect to such tax. The term "Tax Rate" shall mean the sum of the following: (x) the highest federal income tax rate applicable to ordinary income of an individual taxpayer; and (y) the sum of the highest applicable state and local tax rates for such ordinary income, reduced to account for the deductibility of state and local taxes against federal income tax if and to the extent such state and local taxes are so deductible by the Employee. Employee shall give the Company notice of any proposed tax, but Employee shall be under no obligation to contest such proposed tax, provided that Employee shall contest such proposed tax if requested to do so by the Company and at the sole cost and expense of the Company. It is the intention of this Section 6.01(a) to reimburse Employee for any additional income taxes, interest and penalties thereon arising from any tax on the Options prior to exercise thereof, with a gross-up based upon tax rates in effect for the year of such reimbursement and taking into account all the benefits (deductions and/or credits) available to Employee in connection with the payment of such taxes, interest and penalties. The provisions of this
Section 6.01(a) shall survive the termination of this Agreement for any reason whatsoever. To the extent the incomes taxes paid by Employee and reimbursed by the Company under this Section 6.01(a) reduce the income taxes that would be payable by Employee, his estate, or successors and assigns upon the exercise of the

Options and/or sale of Units acquired pursuant to the exercise of the Options if the income taxes incurred by Employee (and paid by the Company to Employee hereunder as a bonus) had not been incurred, the Company shall be reimbursed by Employee, or his estate, successors or assigns, as the case may be, an amount equal to the reduction in income taxes described above.

     (b) Employee shall be indemnified by the Company, qua an officer and director of the Company and its Affiliates, against claims, etc. to the fullest extent permitted by law, including partial indemnification, indemnification post termination of this Agreement, indemnification of Employee's estate and like matters.

     6.02 Right of Employee to Sell Options and/or Units to the Company upon Death, Disability, or Termination Without Cause.

          (a) Put Option. If Employee shall die, suffer a Permanent Disability, or be terminated without Cause, Employee shall have the right and option (the "Put Option") subject to Section 6.02(c), to sell any or all of the vested Options, or Units purchased by reason of the exercise of all or a portion of the Options, to the Company at a price per Option equal to Fair Value. For this purpose, the Fair Value of a Unit of the Company as of any date shall be determined by the Board of Directors in a reasonable manner, after considering all pertinent factors and all appropriate information and data, including liquidity; without limiting the generality of the foregoing, the Board of Directors shall consider and take into account published guidelines, including those sponsored by the National Venture Capital Association or any committee thereof. The Board of Directors may employ outside experts and independent consultants at the expense of the Company to assist in the valuation process. The Fair Value of an Option shall be computed as aforesaid, except that the exercise price shall be deducted, meaning the Fair Value is the Fair Value of the spread and, thus, the Fair Value of an Option to purchase, say, 100,000 Units shall be the spread per Unit times 100,000.

          (b) Exercise of Put Option and Closing. Employee may exercise the Put Option by delivering to the Company written notice of exercise within the period set forth in Section 6.02(c) below. Such notice shall specify the number of Units or Options to be sold. If and to the extent the Put Option is not so exercised within such period, the Put option shall automatically expire and terminate effective upon the expiration of such period. At the time of delivery of notice of the exercise of the Put Option, Employee shall tender to the Company at is principal offices the certificate(s) or agreements, if any, representing the Units or Options which the Company is obligated to purchase, all in form suitable for the transfer of such Units or Options to the Company. In the event of death or disability, the Put Option may be exercised by the Employee's beneficiaries, heirs, or legal representatives.

     Within ten (10) days of its receipt of the notice and such Units or Options, the Company shall deliver to Employee a check in the amount of the Fair Value of the Units being sold or the Fair Value of the Options calculated as provided above. The purchase price may be payable, at the option of the Company, in cancellation of all or a portion of any outstanding indebtedness of Employee to the Company or in cash (by bank or cashier's check) or both.

          (c) Term of Put Option. The Put Option shall be exercisable (i) in the case of death or Permanent Disability, from and after the expiration of 180 days after the execution and delivery, of this Agreement, (ii) in the case of termination by the Company without Cause, from and after the first anniversary of such execution and delivery and the Put Option shall terminate upon the closing of a sale of common stock of the Company or its Affiliates registered pursuant to the Securities Act of 1933, as amended, assuming the Options and/or Units shall have been converted into options to acquire shares of common stock of the Company or such Affiliates.

     6.03 Adjustments for Unit Splits, Unit Dividends, etc. The Unit numbers set forth herein assume that 33,333,334 Units are outstanding immediately following the investment by Bertelsmann in the Company. If from time to time, there is any Unit dividend, Unit distribution or other reclassification of the Units of the Company, any and all new, substituted or additional securities to which Employee is entitled by reason of his ownership of the Units or Options shall be immediately subject to adjustment in the same manner and to the same extent as the Units, and the Option exercise price shall be appropriately adjusted as well.

     7. Miscellaneous.

     7.01 Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of the Company in a reorganization, merger or consolidation and any assignee of all or substantially all of the Company's business and properties and any personal representative of Employee or his estate, but, except as to any such successor of the Company or representative of Employee, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or Employee.

     7.02 Legal Fees. The Company shall pay the reasonable legal fees and out of pocket disbursements for one counsel in representing Employee in connection with the execution and delivery hereof.

     7.03 Initial Term and Extensions. Except as otherwise provided, the term of this Agreement shall continue from time to time until terminated by either party on 60 days written notice to the other.

     7.04 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by internal the laws of the State of New York.

     7.05 Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed, subject to the provisions of the last sentence of Section
2.04 as if such invalid, illegal or unenforceable provision had never been contained herein.

     7.06 Notice. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by prepaid cable, telex or registered air mail, return receipt requested, to the party to receive such notice at its address set forth at the end of this Agreement or at such other address as a party may by notice specify to the other.

     7.07 Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

     7.08 Binding Effect. This Agreement shall be binding on the successors and assigns of the parties hereto. All obligations of Employee with respect to any Options or Shares covered by this Agreement shall, as the context requires, bind Employee's spouse and the divorce or death of such spouse shall not vitiate the binding nature of such obligation.

     7.09 Survival of Rights and Obligations. All rights and obligations of Employee or the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.

                                          barnesandnoble.com llc



                                          By:______________________________
                                             Leonard Riggio, Chairman




                                          _________________________________
                                          Jonathan B. Bulkeley

                                   SCHEDULE A


Current shareholdings and board positions:

      1.  Quixell Ltd. - Non. Exec. Chairman, 15% holdings

      2.  Rocket Networks - Non. Exec. Chairman

      3.  International Photography Council - Non-Profit Board Member